Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186687

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated March 26, 2013)

27,891,407 Shares

Tengion, Inc.

This Prospectus Supplement No. 2 supplements the prospectus dated March 26, 2013 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-186687). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 27,891,407 shares of our common stock, which are held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On April 1, 2013, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2013

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 26, 2013, Tengion, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Offer Letter dated July 29, 2010 between the Company and  A. Brian Davis, the Company’s Chief Financial Officer and Vice President, Finance (the “Original Offer Letter”).  Pursuant to the Amendment, effective January 1, 2013, the Company will provide direct payment of or reimbursement for reasonable costs associated with Mr. Davis’s commuting expenses from his home in Pennsylvania.  We have also agreed to pay the taxes associated with the provision of these additional benefits.

References herein to the Original Offer Letter and its terms are qualified in their entirety by the form of such document as filed as exhibit to the Form 10-Q filed by the Company on August 11, 2010, which is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference thereto, filed as Exhibits 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Amendment No. 1 to Offer Letter by and between A. Brian Davis and Tengion, Inc., dated March 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: April 1, 2013	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Vice President, Finance